UNDERWRITING AGREEMENT
     This Agreement, dated as of the 5th day of March, 1997, made by and between The Bjurman Funds, (the "Trust") a Delaware business trust operating as an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"); George D. Bjurman and Associates ("Bjurman"), a registered investment adviser existing as corporation duly organized and existing under the laws of the State of California; and FPS Broker Services, Inc. ("FPSB"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
                      WITNESSETH THAT:
     WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement among the Parties;
     WHEREAS, Bjurman has been appointed investment adviser to the Trust;
     WHEREAS, FPSB is a broker-dealer registered with the U.S. Securities and Exchange Commission and a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"); and
     WHEREAS, the Parties are desirous of entering into an agreement providing for the distribution by FPSB of the shares of the Trust (the "Shares").
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:
1.   Appointment.
     The Trust hereby appoints FPSB as its exclusive agent for the distribution of the Shares in the fifty United States of America, the District of Columbia and Commonwealth of Puerto Rico, and FPSB hereby accepts such appointment under the terms of this Agreement. The Trust agrees that it will not sell any shares to any person except to fill orders for the shares received through FPSB; provided, however, that the foregoing exclusive right shall not apply: (a) to shares issued or sold in connection with the merger or consolidation of any other investment company with the Trust or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Trust; (b) to shares which may be offered by the Trust to its stockholders for reinvestment of cash distributed from capital gains or net investment income of the Trust; or (c) to shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Trust's Prospectus. Notwithstanding any other provision hereof, the Trust may terminate, suspend, or withdraw the offering of the Shares whenever, in its sole discretion, it deems such action to be desirable.
2.   Sale and Repurchase of Shares.
     FPSB agrees to provide the services contemplated hereby, and
     (a) FPSB is hereby granted the right, as agent for the Trust, to sell Shares to the public against orders therefor at the public offering price (as defined in sub-paragraph 2.(c) below).
     (b) FPSB will also have the right to take, as agent for the Trust, all actions which, in FPSB's judgement, and subject to the Trust's reasonable approval, are necessary to carry into effect the distribution of the Shares.
     (c) The public offering price for Class D Shares shall be the net asset value per Share then in effect, and the public offering price for Class A Shares shall be the net asset value per Share plus a sales charge, if applicable.
     (d) The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional
          Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. FPSB shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.
     (e) On every sale, the Distributor shall promptly pay to the Trust the applicable net asset value of the Shares.
     (f) Upon receipt of purchase instructions, FPSB will transmit such instructions to the Trust or its transfer agent for registration of the Shares purchased.
     (g) Nothing in this Agreement shall prevent FPSB or any affiliated person (as defined in the Act) of FPSB from acting as underwriter or distributor for any other person, firm or corporation (including other investment companies), or in any way limit or restrict FPSB or such affiliated person from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that FPSB expressly agrees that it will not for its own account purchase any Shares of the Trust except for investment purposes, and that it will not for its own account sell any such Shares except by redemption of such Shares by the Trust, and that it will not undertake in any activities which, in its judgement, will adversely affect the performance of its obligations to the Trust under this Agreement.
     (h) FPSB may repurchase Shares at such prices and upon such terms and conditions as shall be specified in the Prospectus.
3.   Rules of Sale of Shares.
     FPSB does not agree to sell any specific number of Shares. FPSB, as Underwriter for the Trust, undertakes to sell Shares on a best efforts basis and only against orders received therefor. The Trust reserves the right to terminate, suspend or withdraw the sale of its Shares for any reason deemed adequate by it, and the Trust reserves the right to refuse at any time or times to sell any of its Shares to any person for any reason deemed adequate by it.
4.   Rules of NASD.
     (a) FPSB will conform to the Rules of Fair Practice of the NASD and the securities laws of any jurisdiction in which it directly or indirectly sells any Shares.
     (b) FPSB will require each dealer with whom FPSB has a selling agreement to conform to the applicable provisions of the Prospectus, with respect to the public offering price of the Shares, and FPSB shall not cause the Trust to withhold the placing of purchase orders so as to make a profit thereby.
     (c) The Trust and Bjurman agree to furnish to FPSB sufficient copies of any and all: agreements, plans, communications with the public or other materials which the Trust or Bjurman intends to use in connection with any sales of Shares, in adequate time for FPSB to file and clear such materials with the proper authorities before they are put in use.
          FPSB and the Trust or Bjurman may agree that any such material does not need to be filed subsequent to distribution. In addition, the Trust and Bjurman agree not to use any such materials until so filed and cleared for use by appropriate authorities as well as by FPSB.
     (d) FPSB, at its own expense, will qualify as a dealer or broker, or otherwise, under all applicable state or federal laws required in order that the Shares may be sold in such states as may be mutually agreed upon by the Parties.
     (e)  FPSB shall remain registered with the U.S.
          Securities and Exchange Commission and a member of the National Association of Securities Dealers for the term of this Agreement.
     (f) FPSB shall not, in connection with any sale or solicitation of a sale of the Shares, make or authorize any representative, service organization, broker or dealer to make any representations concerning the Shares, except those contained in the Prospectus covering the Shares and in communications with the public or sales materials approved by FPSB as information supplemental to such Prospectus. Copies of the Prospectus will be supplied by the Trust or Bjurman to FPSB in reasonable quantities upon request.
5.   Records to be Supplied by the Trust.
     The Trust shall furnish to FPSB copies of all information, financial statements and other papers which FPSB may reasonably request for use in connection with the distribution of the Shares including, but not limited to, one certified copy of all financial statements prepared for the Trust by its independent public accountants.

6.   Expenses.
   (a)  The Trust will bear the following expenses:
        (i) preparation, setting in type, and printing of sufficient copies of the Prospectuses and Statements of Additional Information for distribution to shareholders, and the cost of distribution of same to the shareholders;
        (ii) preparation, printing and distribution of reports and other communications to shareholders;
        (iii) registration of the Shares under the federal securities laws;
        (iv) qualification of the Shares for sale in the jurisdictions as directed by the Trust;
        (v) maintaining facilities for the issue and transfer of the Shares;
        (vi) supplying information, prices and other data to be furnished by the Trust under this Agreement; and
        (vii) any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares or certificates therefor.
   (b) Bjurman will pay all other expenses incident to the sale and distribution of the Shares sold hereunder.
7. Term and Compensation.
   (a) The term of this Agreement shall commence on the date on which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission
        ("Effective Date").
   (b) This Agreement shall remain in effect for two (2) years from the Effective Date. This Agreement shall continue thereafter for periods not exceeding one (1) year, if approved at least annually (i) by a vote of a majority of the outstanding voting securities of each Series; or (ii) by a vote of a majority of the Trustees of the Trust who are not parties to this Agreement (other than as Trustees of the Trust) or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.
   (c) Fees payable to FPSB shall be paid by Bjurman as set forth in Schedule "B" attached and shall be fixed for the two (2) year period commencing on the Effective Date of this Agreement. Thereafter, the fee schedule will be subject to annual review and adjustment.
   (d) This Agreement (i) may at any time be terminated without the payment of any penalty, either by a vote of the Trustees of the Trust or by a vote of a majority of the outstanding voting securities of each Series with respect to such Series, on sixty (60) days written notice to FPSB; and (ii) may be terminated by FPSB on sixty (60) days written notice to the Trust with respect to any Series.
   (e) This Agreement shall automatically terminate in the event of its assignment.
8. Indemnification of FPSB by Bjurman.
   Bjurman and the Trust will indemnify and hold FPSB harmless for the actions of Bjurman employees registered with the NASD as FPSB representatives, and hereby undertakes to maintain compliance with all rules and regulations concerning any and all sales presentations made by such employees.
9. Liability of FPSB.
   (a) FPSB, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement, except a loss resulting from a breach of FPSB's obligation pursuant to Section 4 of this Agreement (Rules of NASD), a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of FPSB in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.
   (b) The Trust agrees to indemnify and hold harmless FPSB against any and all liability, loss, damages, costs or expenses (including reasonable counsel fees) which FPSB may incur or be required to pay hereafter, in connection with any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which FPSB may be involved as a party or otherwise or with which FPSB may be threatened, by reason of the offer or sale of the Trust Shares by persons other than FPSB or its representatives, prior to the execution of this Agreement. Indemnification under this paragraph shall not apply to actions or ommissions of FPSB, or its directors, officers, employees, shareholders and agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties thereunder. If a claim is made against FPSB as to which FPSB may seek indemnity under this Section, FPSB shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against FPSB within 10 days time after FPSB shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section
        9(b) if the Trust has not been prejudiced in any material respect by such failure. The Trust may negotiate the settlement of any such action, suit or proceeding subject to FPSB's approval, which shall not be unreasonably withheld. FPSB shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:
             (i) FPSB has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent FPSB would present such counsel with a conflict of interest;
             (ii) the defendants in, or targets of, any such action or proceeding include both FPSB and the Trust, and legal counsel to FPSB shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPSB); or
             (iii) the Trust shall authorize FPSB to employ separate counsel at the expense of the Trust.
   (c) Any person, even though also a director, officer, employee, shareholder or agent of FPSB, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with FPSB's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of FPSB even though receiving a salary from FPSB.
   (d) The Trust agrees to indemnify and hold harmless FPSB, and each person who controls FPSB within the meaning of
        Section 15 of the Securities Act of 1933, as amended (the "Securities Act"), or Section 20 of the Securities
        Exchange Act of 1934, as amended (the "Exchange Act"), against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigative, legal and other expenses incurred in connection therewith) to which they, or any of them, may become subject under the Act, the Securities Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise insofar as such losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, Statement of Additional Information, supplement thereto, sales literature or other written information prepared by the Trust and furnished by the Trust to FPSB for FPSB's use hereunder, disseminated by the Trust or which arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.
        Such indemnity shall not, however, inure to the benefit of FPSB (or any person controlling FPSB) on account of any losses, claims, damages or liabilities (or actions, suits or proceedings in respect thereof) arising from the sale of the Shares of the Trust to any person by FPSB (i) if such untrue statement or omission or alleged untrue statement or omission was made in the Prospectus, Statement of Additional Information, or supplement, sales or other literature, in reliance upon and in conformity with information furnished in writing to the Trust by FPSB specifically for use therein or (ii) if such losses, claims, damages or liabilities arise out of or are based upon an untrue statement or omission or alleged untrue statement or omission found in any Prospectus, Statement of Additional Information, supplement, sales or other literature, subsequently corrected, but negligently distributed by FPSB and a copy of the corrected
        Prospectus was not delivered to such person at or before the confirmation of the sale to such person.
   (e) FPSB shall not be responsible for any damages, consequential or otherwise, which Bjurman or the Trust may experience, due to the disruption of the distribution of Shares caused by any action or inaction of any registered representative or affiliate of FPSB or of FPSB itself.
10.     Amendments.
   No provision of this Agreement may be amended or modified in any manner whatsoever, except by a written agreement properly authorized and executed by the Parties.
11.     Section Headings.
   Section and paragraph headings are for convenience only and shall not be construed as part of this Agreement.
12.     Reports.
   FPSB shall prepare reports for the Board of Trustees of the Trust, on a quarterly basis, showing such information as, from time to time, shall be reasonably requested by such Board.
13.     Severability.
   If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid provided that the basic agreement is not thereby substantially impaired.
14.     Governing Law.
   This Agreement shall be governed by the laws of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.
15.     Authority to Execute
   The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized;
   and, when duly executed, this Agreement will constitute a valid and legally binding and enforceable obligation of each Party.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of ten type written pages, together with Schedule "A" and Schedule "B", to be signed by their duly authorized officers, as of the day and year first above written.

George D. Bjurman and Associates

/s/ G. Andrew Bjurman
__________________________________
By: G. Andrew Bjurman, President


The Bjurman Funds

/s/ G. Andrew Bjurman
____________________________________
By: G. Andrew Bjurman, Co-President

/s/ O. Thomas Barry, III

By: O. Thomas Barry, III, Co-President


FPS Broker Services, Inc.


/s/ Kenneth Kempf
______________________________
By:  Kenneth J. Kempf, President
                           Schedule "A"

                Underwriter/Sponsor Services
                            for
                       The Bjurman Funds


I. Underwriter/Sponsor services include:

   A)   Preparation and execution of Underwriter and 12b-1 Plan
        Agreements
             - Monitoring accruals
             - Monitoring expenses
             - Disbursements for expenses and trail commissions

   B)   Quarterly 12b-1 Reports to Board of Trustees

   C) Literature review, recommendations and submission to the NASD

   D)   Initial NASD Licensing and Transfers of Registered
        Representatives

             - U-4 Form and Fingerprint Submission to NASD
             - Supplying Series 6 and 63 written study material
             - Registration for Exam Preparation classes
             - Renewals and Terminations of Representatives

   E)   Written supervisory procedures and manuals for Registered
        Representatives

   F) Ongoing compliance updates for Representatives regarding sales practices, written correspondence and other communications with the public.

   G)   NASD Continuing Education Requirement

II.     Sales Support

   FPBS offers additional optional sales support including Inbound Telemarketing and Literature Fulfillment.

III.    Inbound Telemarketing Services

   A) Install an 800 line for prospective shareholders, and track the number of inbound calls. An existing 800 line can be moved to FPBS.

   B)   Calls answered with the name of your Fund Group by FPS
        Broker Services' registered representatives

   C)   Utilize pre-approved scripts provided by Trust Management

   D)   Respond to Trust inquiries as your Trust's Marketing
        Department
             - Requests for Literature/Prospectuses
             - Yields, Distribution Rates
             - Performance
             - Adviser/Management experience
             - Dividends
             - Portfolio Holdings
             - Account Attributes

   E) Input marketing inquiries on a confidential database for Fund Management review.

   F) Written Call reports which include the following information.
             - Number received
             - Alphabetical list
             - Regional Response List
             - Source List
             - Match calls with new accounts on Transfer Agent files

   G) Prepare Quarterly Report that matches calls with new accounts in our Transfer Agent files.

IV.     Literature Fulfillment

   A) Receive requests from the Trust for literature fulfillment
   B) Record requests on confidential database for Trust reporting
   C)   Prepare, package and forward customized requests
   D)   Assist with special direct mail programs

V. Management Consulting
   A)   Strategic Insight
   B)   Consulting Services
                                   Schedule "B"

         Underwriter and Distribution Fee Schedule
                            for
                       The Bjurman Funds

This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement.

I. A)   Underwriter/Sponsor Services
        The annual fee to FPS Broker Services (FPSB) of $25,000 per year for the initial portfolio or class of shares and $2,500 per year for each additional portfolio or class of shares for services rendered as primary Underwriter/Sponsor of the Trust, including primary licensing/regulatory agent for Trust personnel.

        The fee for representing the Trust as primary Distributor includes the expenses and personnel required to maintain the various regulatory books and records of the Broker/Dealer and maintenance of shareholder files and records for all transactions processed on behalf of the Trust. These fees also include the regulatory requirements of all marketing related and distribution reports including maintenance of records regarding individual transaction activities of the Trust's registered representatives.

   B) FPBS will maintain annual NASD and state license renewals and the monitoring required of representative activities as follows:

             Up to 10 States - $2,000 per Representative per Year
             All 50 States   - $4,000 per Representative per Year

II.     Literature Fulfillment Services

   $2.00 per inquiry and fulfillment request
   $2,000 per month minimum fee

                                               Schedule "C"

                  Identification of Series


Below are listed the Series and Classes of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:

                      "The Bjurman Funds"

        1.  Bjurman Micro-Cap Fund


This Schedule "C" may be amended from time to time by agreement of the Parties.